[CHASE LOGO]
1995
Third Quarter
Report
3
The Chase Manhattan Corporation

Financial Highlights
The Chase Manhattan Corporation and Subsidiaries

                         Quarter Ended        Nine Months Ended
                         September 30,        September 30,
($ in millions, except
 per share data)           1995      1994        1995      1994

Net Income             $    283  $    305     $   825  $    976
Total Assets
(Period-End)            120,092   117,065
Common Stockholders'
 Equity (Period-End)      7,578     7,040

Per Common Share
Net Income             $   1.40  $   1.49    $   4.07  $   4.76
Cash Dividends
 Declared                   .45       .40        1.30      1.06
Common Stockholders'
Equity (Period-End
 Book Value)              42.35     38.83
Market Price
(Period-End)              61.125    34.625

Average Common
Shares Outstanding
 (in thousands)          181,075   184,417    179,991   185,039

Financial Ratios
Return on Average
Common Stockholders'
 Equity                    13.9%     15.8%      13.8%     17.3%
Return on Average
 Total Assets                .89       .98        .88      1.09

Capital Ratios (Period
-End)Common Stock-
 holders' Equity as
 % of Total Assets          6.31%     6.01%
Total Stockholders'
 Equity as % of
 Total Assets               7.48      7.21
Risk-Based Capital
     Tier 1 Capital as
      % of Net Risk-
     Weighted Assets        8.24      8.51
     Total Capital as
     % of Net Risk-
     Weighted Assets       13.01     13.22
Tier 1 Leverage             7.47      7.31

To Our Shareholders,
Customers and Colleagues:

On August 28, The Chase Manhattan Corporation and Chemical
Banking Corporation announced a definitive agreement to merge - a pivotal step toward materially enhancing value for our shareholders, customers and employees. Chase also continued to enhance value in the third quarter by demonstrating substantial progress in executing its core business strategies.

The New Chase

The combination of Chase and Chemical - which will adopt the Chase name - will be the largest banking institution in the U.S., with operations in 51 countries and 39 states, and about $300 billion in assets and $20 billion in shareholders' equity. More important than size, however, are the strong leadership positions the new Chase will have in both the wholesale and retail businesses.

On the wholesale side, the combination of Chase and Chemical would rank among the top institutions in global custody, U.S.
dollar clearing worldwide and global loan syndications.

In retail, the new Chase would rank number one nationally in mortgage servicing and luxury auto financing, and number one in regional banking in the New York metropolitan area. The new institution will also be a leader in credit cards and mortgage originations, and a leader among banks in the mutual fund business.

The merger, which is expected to be completed in the first quarter of 1996, is subject to approval by the shareholders of both institutions and by federal and state regulatory authorities.

The merger agreement provides for a pooling of interests, in which 1.04 shares of Chemical common stock will be exchanged for each share of Chase common stock on a tax-free basis. All of Chase's series of preferred stock will be exchanged for similar Chemical preferred stock.

Chase and Chemical are estimating that annual cost savings from the merger will be $1.5 billion, or about 16% of combined 1995 operating expenses, to be achieved within three years. The companies are projecting a pre-tax merger charge of $1.5 billion in order to help pave the way for these future cost reductions.

Third Quarter Progress

The Chase-Chemical combination will have a unique strategic fit, bringing together complementary capabilities. Many of Chase's capabilities are reflected in our third quarter 1995 business highlights, which include:

- Earnings of $283 million ($1.40 per share) for the quarter, up from $281 million ($1.38 per share) in the previous quarter and down from $305 million ($1.49 per share) for the same period last year which included sizable gains related to dispositions of real estate assets and LDC investment securities.

- Substantial progress executing our business strategies. Third quarter Global Financial Services net income grew 11%, and Retail net income grew 8% over the same period last year.

-  Strong investment banking fee growth 35% over third quarter
1994.

- Significantly higher credit card receivables. Managed credit card receivables grew approximately $2 billion over the same period last year. Credit quality, as measured by loss and delinquency ratios, improved. However, net interest revenue continued to be negatively impacted by narrower loan spreads.

- Outstanding asset quality. The credit loss provision declined to $70 million from $100 million in the same period last year, benefiting from net recoveries on commercial loans and the impact of credit card securitizations completed earlier this year.

- Significantly enhanced scale and scope in our market-leading custody business. Trust and custody assets increased to about $2 trillion, following the completion of the acquisition of the US
Trust securities processing business.

- Disciplined expense management. On a comparable basis, operating expenses declined from the previous quarter and were flat compared with third quarter 1994.

Looking Ahead

The financial services industry around the world is undergoing profound changes. What will not change is Chase's focused commitment to deliver integrated financial solutions - from across product lines and geographic borders - to meet our clients' needs. This commitment and the proposed historic merger between Chase and Chemical will enable us to thrive as we bring together capabilities to enhance the value of our company for shareholders, customers and employees.



Thomas G. Labrecque
Chairman and Chief Executive Officer
October 25, 1995

Consolidated Statement of Income
The Chase Manhattan Corporation and Subsidiaries

                              Quarter Ended    Nine Months Ended
                              September 30,    September 30,
($ in millions, except
 per share data)            1995      1994      1995       1994

Interest Revenue
Interest and Fees
 on Loans                $ 1,440   $ 1,252   $ 4,323    $ 3,929
Interest on Deposits
 Placed with Banks           133       108       426        365
Interest and Dividends on
 Investment Securities:
     Held to Maturity         32        29        96        112
     Available for Sale       82        90       262        433
Interest on Federal Funds
 Sold and Securities
 Purchased Under Resale
 Agreements                  268       233       786      1,048
Interest on Trading
 Account Assets              119        89       332        300
Total Interest Revenue     2,074     1,801     6,225      6,187

Interest Expense
Deposits                     651       538     1,964      1,717
Federal Funds Purchased
 and Securities Sold
 Under Repurchase
 Agreements                  302       203       902        503
Commercial Paper              24        16        79         45
Other Short-Term
 Borrowings                  105        52       326        908
Intermediate- and
 Long-Term Debt              105        76       299        229
Total Interest Expense     1,187       885     3,570      3,402

Net Interest Revenue         887       916     2,655      2,785
Provision for Possible
 Credit Losses                70       100       210        410

Net Interest Revenue
After Provision for
Possible Credit Losses       817       816     2,445      2,375

Other Operating Revenue
Fees and Commissions         494       458     1,447      1,384
Foreign Exchange
 Trading Revenue              45        50       196        213
Trading Account Revenue       92       138       119        306
Investment Securities
 Gains                         6        15        32         95
Other Revenue                 80        66       345        383
Total Other Operating
 Revenue                     717       727     2,139      2,381

Other Operating Expenses
Salaries and Employee
benefits:
    Salaries                 458       464     1,362      1,298
    Employee benefits        127       122       418        369
                             585       586     1,780      1,667

Net Occupancy                 95        98       278        296
Equipment Rentals, Depre-
ciation and Maintenance       82        77       249        222
Other Expenses               317       306       954      1,012
Total Other Operating
 Expenses                  1,079     1,067     3,261      3,197

Income Before Taxes          455       476     1,323      1,559
Applicable Income Taxes      172       171       498        583
Net Income               $   283   $   305   $   825    $   976

Net Income Applicable
 to Common Stock         $   253   $   274   $   733    $   880

Average Common Shares
Outstanding (in millions)  181.1     184.4     180.0      185.0
Primary Earnings Per
 Common Share            $  1.40   $  1.49   $  4.07    $  4.76
Cash Dividends Declared
 Per Common Share        $   .45   $   .40   $  1.30    $  1.06

Consolidated Statement of Condition
The Chase Manhattan Corporation and Subsidiaries

                                         September 30, September 30,
($ in millions)                                 1995       1994
Assets
Cash and Due from Banks                       $  5,141  $  5,559
Interest-Bearing Deposits Placed with Banks      5,798     7,055
Federal Funds Sold and Securities Purchased
  Under Resale Agreements                       10,959     7,712
Trading Account Assets                          14,827    19,302
Investment Securities:
     Held to Maturity                            1,900     2,018
     Available for Sale Carried at
     Fair Value                                  5,807     5,813
Total Investment Securities                      7,707     7,831
Loans                                           64,821    61,405
Reserve for Possible Credit Losses              (1,404)  (1,416)
Customers' Liability on Acceptances                862       599
Accrued Interest Receivable                      1,201     1,033
Premises and Equipment                           1,866     1,871
Other Assets                                     8,314     6,114
Total Assets                                  $120,092   117,065

Liabilities and Stockholders Equity
Deposits:
Domestic Offices:
     Noninterest-Bearing                      $ 12,196 $  11,131
     Interest-Bearing                           19,917    22,389
Overseas Offices:
     Noninterest-Bearing                         3,258     2,533
     Interest-Bearing                           34,062    32,869
Total Deposits                                  69,433    68,922
Federal Funds Purchased and Securities Sold
  Under Repurchase Agreements                   12,539    11,959
Commercial Paper                                 1,564     1,459
Other Short-Term Borrowings                      3,192     3,508
Trading Account Liabilities                     10,959    11,841
Acceptances Outstanding                            871       603
Accrued Interest Payable                           734       568
Accounts Payable, Accrued Expenses
 and Other Liabilities                           6,304     4,734
Intermediate- and Long-Term Debt                 5,518     5,031
Total Liabilities                              111,114   108,625

Stockholders' Equity:
     Nonredeemable Preferred Stock (Without
Par Value, 56,000,000 Shares Outstanding)        1,400     1,400
Common Stock ($2.00 Par Value):

                      9/30/95     9/30/94
     Number of Shares:
     Authorized       500,000,000 500,000,000
     Issued           194,449,931 185,289,886
     Outstanding      178,956,076 181,289,886      389       371
     Surplus                                     4,357     3,939
     Net Unrealized Gains on Investment
     Securities Available for Sale                   5        23
     Retained Earnings                           3,484     2,853
Total                                            9,635     8,586
     Less: Treasury Stock at Cost
(15,493,855 and 4,000,000 Shares,
  Respectively)                                    657      146
Total Stockholders' Equity                       8,978    8,440
Total Liabilities and Stockholders' Equity    $120,092 $ 117,065

Summary of Changes in Stockholders' Equity
The Chase Manhattan Corporation and Subsidiaries

                                             Nine Months Ended
                                             September 30,
($ in millions)                             1995          1994
Balance at Beginning of Period          $  8,359     $  8,122
Additions:
Net Income                                   825          976
Shares Issued Pursuant to:
Nonredeemable Preferred Stock Offering         -          228
Dividend Reinvestment and Stock
 Purchase Plan                                10           14
Acquisition of US Trust                      363            -
Exercise of Stock Options                     52           13
Net Change in Unrealized Gains (Losses)
on Investment Securities Available for
Sale
     [Net of Deferred Tax (benefits) of
     $19 and $(167), Respectively]            40        (241)
                                           9,649        9,112
Deductions:
Cash Dividends:
Nonredeemable Preferred Stock                 92           96
Common Stock                                 229          196
Redemption of Nonredeemable
 Preferred Stock Offering                      -          227
Treasury Stock                               351          146
Other                                        (1)            7
Balance at End of Period                $  8,978     $  8,440

Additional Financial Information

For additional financial data about the third quarter of 1995, a copy of Chase's report on Form 10-Q may be obtained by writing to Investor Relations, The Chase Manhattan Corporation, 1 Chase Manhattan Plaza, 30th floor, New York, NY 10081-0001, or by calling Investor Relations on 212-552-4237.

To request fax copies of Chase's quarterly earnings releases, quarterly reports and Chase at a Glance (a factual summary), please call 1-800-CHASE06.

Dividend Reinvestment and
Stock Purchase Plan
For complete details on Chase's Dividend Reinvestment and Stock Purchase Plan and for enrollment material, write to Mellon Securities Transfer Services, Dividend Reinvestment
Services, P.O. Box 750, Pittsburgh, PA 15230-0750, or call
1-800-284-4262.

Board of Directors
The Chase Manhattan Corporation
Thomas G. Labrecque
Chairman and Chief Executive Officer of The Chase Manhattan Corporation and The Chase Manhattan Bank, N.A.
Donald L. Boudreau
Vice Chairman of the
Board of The Chase Manhattan Corporation and The Chase Manhattan
Bank, N.A.
Richard J. Boyle
Vice Chairman of the
Board of The Chase Manhattan Corporation and The Chase Manhattan
Bank, N.A.
E. Michel Kruse
Vice Chairman of the
Board of The Chase Manhattan Corporation and The Chase Manhattan
Bank, N.A.
Susan V. Berresford
Executive Vice President of
The Ford Foundation
M. Anthony Burns
Chairman of the Board,
President and Chief Executive Officer of Ryder System, Inc.
James L. Ferguson
Retired Chairman and
Chief Executive Officer of
General Foods Corporation
H. Laurance Fuller
Chairman and Chief Executive Officer of Amoco Corporation
William H. Gray III
President and Chief Executive Officer of the United Negro
College Fund, Inc.
David T. Kearns
Retired Chairman and
Chief Executive Officer of
The Xerox Corporation
Delano E. Lewis
President and Chief
Executive Officer of
National Public Radio
Paul W. MacAvoy
Williams Brothers
Professor of Management Studies Yale School of Management
John H. McArthur
Professor of the Harvard Graduate School of Business
Administration
David T. McLaughlin
Chairman of the Board,
Chief Executive Officer of
The Aspen Institute
Edmund T. Pratt, Jr.
Chairman Emeritus of Pfizer Inc.
Henry B. Schacht
Member of the Board
of Directors of
Cummins Engine Company, Inc.
Donald H. Trautlein
Retired Chairman and
Chief Executive Officer of Bethlehem Steel Corporation









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